Exhibit 3.26

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF PROJECT I ACQUISITION SUB, LLC

THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of PROJECT I ACQUISITION SUB, LLC (the “Company”), is hereby entered into this 1st day of May, 2012, by and between the Company and the member set forth on Exhibit A attached hereto (the “Member”).

BACKGROUND

The Company was formed as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware Act”), and the Company and the Member desire to enter into this Agreement to govern the operations of the Company.

THE AGREEMENT

NOW, THEREFORE, the Member and the Company agree as follows:

1. THE COMPANY.

1.1 Organization. The Company constitutes a limited liability company formed pursuant to and governed by the Delaware Act and other applicable laws of the State of Delaware. The Company, shall, when required, file such amendments to or restatements of the Certificate of Formation of the Company (the “Certificate”), and such other documents and instruments, in such public offices in the State of Delaware or elsewhere as any authorized officer or the Board of Managers (as defined below) of the Company deems advisable to give effect to the provisions of this Agreement and the Certificate, to respect the formation of and the conduct of business by the Company, and to preserve the character of the Company as a limited liability company.

1.2. Name; Place of Business; Registered Office and Agent. The Company shall be conducted under the name of “Project I Acquisition Sub, LLC,” or such other name as the Member or the Board of Managers shall hereafter designate. The principal office and place of business of the Company is located at 4345 Southpoint Blvd., Jacksonville, Florida 32216. The registered agent for service of process is National Registered Agents, Inc. The registered office of the Company is located at 160 Greentree Drive Suite 101, Dover, Delaware 19904. In addition to its registered office in Delaware, the Company may have other offices and places of business at such places, both within and without the State of Delaware, as the Board of Managers may from time to time determine.

1.3. Purpose. The purpose of the Company is to engage in any lawful activity and exercise all powers that may be legally exercised by limited liability companies under the Delaware Act.

1.4. Statutory Compliance. The Company shall exist under and be governed by, and this Agreement shall be construed in accordance with, the applicable laws of the State of Delaware. The Company shall execute and file such documents and instruments as may be necessary or appropriate with respect to the conduct of business by the Company, as the Board of Managers deems necessary or advisable.

2. MEMBERS.

2.1 Rights and Obligations of the Member.

2.1.1 Units.

(a) The Member’s interest in the Company shall be represented by units (“Units”). The Units may be certificated or uncertificated and shall be registered on the books of the Company with the name and address of the Member, the number of Units and the date of issue. Any certificates representing Units shall be in such form as the Board of Managers, the Chief Executive Officer, or Secretary may from time to time prescribe. The Units shall be transferred on the books of the Company upon the request of the Member, and in the case of certificated Units, upon surrender for cancellation of certificates for the same number of Units, with a duly executed assignment and power of transfer endorsed thereon or attached thereto and with such proof of the authenticity of the signature as the Company or its agents may reasonably require.

(b) Any certificates for Units shall be signed by or in the name of the Company by at least two of the following officers: the Chief Executive Officer, the President, the Treasurer or the Secretary. All or any of the signatures on any such certificates may be facsimile. In case any officer who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer at the date of issue.

(c) The Board of Managers, the Chief Executive Officer, the President, or the Secretary may issue or cause to be issued a new Unit certificate in place of any certificate previously issued by the Company that is alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Member. When authorizing issuance of a new certificate, the Board of Managers or any such officer may, as a condition precedent to the issuance, require the Member to indemnify the Company or to give the Company a bond sufficient to indemnify the Company against any claim that may be made against the Company on account of the Unit certificate alleged to have been lost, stolen or destroyed or on account of the issuance of such new Unit certificate.

2.1.2 Limitation on the Member’s Liability. The Member’s liability shall be limited as set forth in this Agreement, the Delaware Act and other applicable law. Except as provided by Section 2.1.3, the Member is not liable to the Company or to any manager for any action taken, or any failure to take any action, as a member, except for liability with respect to (a) intentional misconduct or a knowing violation of law, (b) an unlawful distribution or (c) any transaction for which the Member received a personal benefit in violation or breach of any provision of this Agreement. If the Delaware Act is hereafter amended to authorize the further elimination or limitation of the liability of members, then the liability of the Member, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Act. The Member shall be entitled to rely on information, opinions, reports or statements, including financial statements or other financial data prepared or presented by: (i) any one or more officers or employees of the Company or its affiliates whom the Member reasonably believes to be reliable and competent in the matter presented, or (ii) legal counsel, public accountants, or other persons as to matters the Member reasonably believes are within the person’s professional or expert competence.

2.1.3 Limitation on Authority of the Member. The Member is not an agent of the Company solely by virtue of being a member, and the Member has no authority to act for the Company solely by virtue of being a member. This Section 2.1.3 supersedes any authority granted to the Member by the Delaware Act.

2.2 Meetings.

2.2.1 Meetings. Meetings of the Member may be called by the Board of Managers or the Chief Executive Officer or the President and shall be called by the Board of Managers at the request of the Member. The Board of Managers may designate the place, date and time of meeting, including meetings to be held solely by remote communication. If no designation of place is made by the Board of Managers, the place of meeting shall be the principal office of the Company.

2.2.2 Notice of Meeting. Except as otherwise required by law, notice of any meeting of the Member shall be given to the Member not less than ten (10) days nor more than sixty (60) days before the date of the meeting, such notice to be given either personally, by mail, by reputable courier, or by electronic transmission.

2.2.3 Proxies. At all meetings of the Member, the Member may vote by proxy by executing a writing authorizing another person or persons to vote or otherwise act on the Member’s behalf. Such proxy must be filed with the Company at or before the time of the meeting. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

2.2.4 Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Member may be taken without a meeting. The action must be evidenced by a written consent describing the action taken, signed and dated by the Member, and delivered to the Company for inclusion in the minute book of the Company. Action taken by written consent shall be effective when the Member has signed the consent, unless the consent specifies a different effective date.

2.2.5 Waiver of Notice. The Member may waive any notice required to be given by law, or under this Agreement (i) by attendance in person or by proxy at a meeting, unless the Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to transacting business at the meeting because the meeting was not lawfully called or convened, or (ii) by a writing signed by the Member, or by electronic transmission by the Member, whether before or after the time stated in the notice, which waiver shall be deemed equivalent to such notice.

2.3 Capital Contributions.

2.3.1 Capital Contributions. The Member has made a capital contribution to the capital of the Company as reflected on the Company’s books and records (the “Capital Contribution”). The Member may, but is not required to, contribute such other amounts or property as it may from time to time deem necessary or appropriate (“Additional Capital Contributions”). Any Additional Capital Contributions made by the Member shall be reflected on the Company’s books and records. The Member is not obligated to restore a negative balance in the Member’s capital account.

2.3.2 Loans. The Member or any other person may lend money to the Company as approved by the Board of Managers. The amount of any such loan shall not be deemed an increase in the Member’s Capital Contribution or Units. The amount of any such loan shall be a debt due from the Company to the Member or such other person lending money, at such rates and on such terms as determined reasonably by the Member. Any repayment relating to a loan will not create a deemed equity interest in the Company.

2.3.3 Return of Capital Contributions. Except as otherwise provided in this Agreement, the Member shall be entitled to a return of its Capital Contributions only upon the dissolution and winding up of the Company as provided in Section 7.

2.3.4 No Interest. No interest will be paid by the Company on the Capital Contribution or any Additional Capital Contributions.

3. MANAGEMENT.

3.1 The Board of Managers.

3.1.1 Management and Authority. The business and affairs of the Company shall be managed by or under the direction of a Board of Managers (the “Board of Managers”). Except with respect to matters where the approval of the Member is expressly required pursuant to this Agreement, or by nonwaivable provisions of applicable law, the Board of Managers has, to the full extent permitted by the Delaware Act, sole, exclusive, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business, including the right and power to appoint individuals to serve as officers of the Company and to delegate authority to such officers.

3.1.2 Number, Election and Tenure. The number of managers shall be fixed from time to time by the Member or by the Board of Managers pursuant to a resolution adopted by a majority of the Whole Board. The managers shall be elected annually by the Member, and each manager elected shall hold office until his or her successor is elected and qualified or his or her earlier death, resignation or removal. For purposes of this Agreement, the term “Whole Board” shall mean the total number of authorized managers, whether or not there exist any vacancies.

3.1.3 Regular Meetings. The Board of Managers may, by resolution, provide the date and time for the holding of regular meetings of the Board of Managers.

3.1.4 Special Meetings. Special meetings of the Board of Managers may be called by the Chairman of the Board, the Chief Executive Officer, the President or at least two (2) members of the Board of Managers.

3.1.5 Place of Meeting. The person or persons calling a meeting of the Board of Managers may designate the place of meeting. If no designation is made by the person or persons calling the meeting, the place of meeting shall be the principal office of the Company. Notwithstanding the foregoing, the person or persons calling the meeting may determine that the meeting shall not be held at any place, but shall be held solely by means of remote communication, subject to such guidelines and procedures as the Board of Managers may adopt, as permitted by applicable law.

3.1.6 Action by Unanimous Consent of Managers. The Board of Managers may take action without the necessity of a meeting by the unanimous consent of managers. Such consent may be in writing or given by electronic transmission and must be filed with the minutes of proceedings of the Board of Managers. Action taken by written consent or electronic transmission shall be effective when all of the managers have signed the consent or given consent by electronic transmission, unless the consent specifies a different effective date.

3.1.7 Notice. Notice of any special meeting of the Board of Managers shall be given to each manager in writing or by facsimile transmission, telephone communication or electronic transmission. If mailed, such notice shall be effective if deposited in the U.S. mail, with postage prepaid, addressed to the manager at his or her business or residence, at least seven (7) days before such meeting. If sent by reputable courier via overnight delivery, such notice shall be effective if deposited with such reputable courier, addressed to the manager at his or her business or residence, at least two (2) days before such meeting. If by facsimile transmission or other electronic transmission, such notice shall be effective if transmitted at least twenty-four (24) hours before the time set for such meeting. If by telephone, the notice shall be effective if given at least twenty-four (24) hours before the time set for such meeting; a message left at the number currently on record with the Company shall constitute notice. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Managers need be specified in the notice of such meeting. A meeting of the Board of Managers may be held at any time without notice if all of the managers are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing or by electronic transmission, either before or after such meeting and such waiver is delivered to the Board of Managers for inclusion in its records. A manager’s attendance at a meeting waives objection to lack of notice or defective notice of such meeting, unless the manager, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting.

3.1.8 Conference Telephone Meetings. Managers may participate in any meeting of the Board of Managers by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

3.1.9 Quorum and Voting. A majority of the Board of Managers shall constitute a quorum for the transaction of business at a meeting of the Board of Managers. In the absence of a quorum, a majority of the managers present may adjourn the meeting from time to time. The act of the majority of the managers present at a meeting at which a quorum is present shall be the act of the Board of Managers.

3.1.10 Vacancies. Except as otherwise required by law, any vacancies resulting from any increase in the authorized number of managers or any vacancies in the Board of Managers resulting from death, resignation or removal of a manager may be filled by a majority vote of the Board of Managers, and any manager so chosen shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. No decrease in the authorized number of managers shall shorten the term of any incumbent manager.

3.1.11 Committees.

(a) The Board of Managers may designate one or more committees, each committee to consist of one or more of the managers of the Company. The Board of Managers may designate one or more managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members of such committee present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Managers to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the committee charter or the resolution of the Board of Managers establishing such committee, shall have and may exercise all the powers and authority of the Board of Managers in the management of the business and affairs of the Company; provided, however, that no committee shall have power or authority to approve, adopt or recommend to the Member any action or matter required by law to be submitted to members for approval.

(b) Unless the Board of Managers otherwise provides, each committee designated by the Board of Managers may make, alter and repeal rules for the conduct of its business. In the absence of such rules, each committee shall conduct its business in the same manner as the Board of Managers conducts its business pursuant to this Agreement.

3.1.12 Removal. Except as otherwise required by law, any manager, or the entire Board of Managers, may be removed from office at any time, with or without cause, by the Member.

3.1.13 Resignation. Any manager may resign at any time by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective upon receipt of the notice or at such later time as is stated in the notice. Unless otherwise specified in the notice, acceptance of the notice shall not be required to make any such resignation effective.

3.1.14 Compensation of Managers. Managers may receive such compensation, if any, for their services and reimbursement for expenses as may be fixed or determined by resolution of the Board of Managers or a committee thereof.

3.1.15 Duties of the Board of Managers.

(a) The Board of Managers must take all actions necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Member or to enable the Company to conduct the business in which it is engaged, and (ii) for the accomplishment of the Company’s purposes.

(b) The managers shall devote to the Company such time as may be necessary for the proper performance of all of their duties under this Agreement, but the managers are not required to devote their full time to the performance of such duties and may have other business interests or engage in other business activities. Neither the Company nor the Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the managers. The managers will not incur any liability to the Company or to the Member as a result of engaging in any other business or venture. The managers shall not take or recommend any action that violates any law or regulation.

3.1.16 Powers of the Board of Managers. Other than as specifically limited by this Agreement or applicable law, the Board of Managers shall have all necessary powers to carry out the purposes and conduct the business of the Company, including the authority, right and power on behalf of the Company to:

(a) to expend the Company’s capital and income;

(b) to make such investments as the managers may from time to time select;

(c) to employ or retain from time to time, on such terms and for such compensation as the managers may determine, such persons, firms or corporations as the managers may deem advisable, including attorneys, accountants, bookkeepers, financial and technical consultants, supervisory managing agents, and insurance brokers, each of whom may also provide such services to the managers and the Member and to persons, firms or corporations in which the managers or the Member may have an interest;

(d) to execute any and all contracts and agreements on behalf of the Company and to decide all matters relating to financing and operating the Company;

(e) to exercise all right, powers and privileges of ownership with respect to any asset, property or right held by the Company;

(f) to borrow funds and incur obligations on behalf of the Company and to consent to the modification, renewal or extension of any obligations to the Company of any person or of any agreement to which the Company is a party or of which it is a beneficiary;

(g) to execute, refinance, recast, increase, modify or extend any deed, lease, deed of trust, mortgage, promissory note, bill of sale, assignment, or other instrument purporting to convey or encumber the real or personal property of the Company;

(h) to adjust, compromise, settle or refer to arbitration any claim against or in favor of the Company, and to institute, prosecute and defend any actions or proceedings relating to the Company, its business and property;

(i) to acquire and enter into any contract of insurance that the managers deem necessary or appropriate for the protection of the Company, for the conservation of Company assets, or for any purpose convenient or beneficial to the Company, including policies insuring the life of any manager;

(j) to prepare or cause to be prepared reports, statements and other relevant information for distribution to the Member, including annual reports;

(k) to open accounts and to deposit and maintain funds in the name of the Company;

(l) to make all decisions related to principles and methods of accounting and federal income tax elections; and

(m) to execute, acknowledge and deliver any and all documents or instruments in connection with any or all of the foregoing.

3.1.17 Restrictions on Authority of the Board of Managers. Without the consent of the Member, the Board of Managers has no authority to:

(a) do any act in contravention of this Agreement;

(b) initiate proceedings to have the Company adjudicated insolvent or file a voluntary petition for relief under the United States Code (11 U.S.C. §§ 101 et seq.); file any petition seeking any composition, reorganization, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy laws or any other present or future applicable federal, state or other statute or law relative to bankruptcy, insolvency, or other relief for debtors with respect to the Company; or seek the appointment of any trustee, receiver, conservator, assignee, sequestrator, custodian, liquidator (or other similar official) of the Company or of all or any substantial part of the property, or make any general assignment for the benefit of creditors of the Company, or admit in writing the inability of the Company to pay its debts generally as they become due, or declare or effect a moratorium on the Company’s debt or take any action in furtherance of any proscribed action;

(c) confess to judgment against the Company;

(d) amend this Agreement or the Certificate;

(e) dissolve or terminate the Company;

(f) do any act that would make it impossible to carry on the ordinary business of the Company, except as expressly provided in this Agreement;

(g) knowingly perform any act that would subject the Member to personal liability;

(h) possess any property or assign the right of the Company in specific property for other than a Company purpose;

(i) employ, or permit to be employed, the funds or assets of the Company in any manner except for the exclusive benefit of the Company;

(j) merge the Company into or with another limited liability company or other entity, other than the Member or any direct or indirect subsidiary thereof; or

(k) approve the sale, transfer or other disposition of all or substantially all of the assets of the Company.

3.1.18 Agency of Managers. No manager is an agent of the Company solely by virtue of being a manager, and no manager has authority to act for the Company solely by virtue of being a manager. This Section 3.1.18 supersedes any authority granted to the managers by the Delaware Act. Any manager who takes any action or binds the Company in violation of this Agreement shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

3.1.19 Liability of Managers. Except as provided by Section 3.1.18, a manager is not liable to the Company or to the Board of Managers or any manager for any action taken, or any failure to take any action, as a manager, except for liability with respect to (a) intentional misconduct or a knowing violation of law, (b) an unlawful distribution or (c) any transaction for which the manager received a personal benefit in violation or breach of any provision of this Agreement. If the Delaware Act is hereafter amended to authorize the further elimination or limitation of the liability of managers, then the liability of a manager, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Act. In the event that any of the provisions of this Section 3.1.19 (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law. The Board of Managers shall be entitled to rely on information, opinions, reports or statements, including, but not limited to, financial statements or other financial data prepared or presented by: (i) the Member or any one or more officers or employees of the Company whom the Board of Managers reasonably believes to be reliable and competent in the matter presented, (ii) legal counsel, public accountants, or other persons as to matters the Board of Managers reasonably believes are within the person’s professional or expert competence, or (iii) a committee of the Board of Managers on which such relying manager does not vote if such relying manager reasonably believes the committee merits confidence.

3.2 Officers.

3.2.1 Number and Duties. The officers of the Company may consist of a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary and a Treasurer, all of such officers to be appointed by the Board of Managers. The Board of Managers may also appoint as an officer of the Company a Chairman of the Board and may appoint other officers (including one or more Assistant Treasurers and Assistant Secretaries) as may be necessary or desirable for the business of the Company. The officers appointed by the Board of Managers will have the authority and shall perform the duties generally pertaining to their respective offices, subject to the specific provisions set forth in this Agreement or as may be established by the Board of Managers from time to time. The Chief Executive Officer or the President, if any, or any other officer authorized by the Board of Managers to appoint other officers, may also from time to time appoint such other officers as may be necessary or desirable for the business of the Company. Such other officers shall have the duties as may be prescribed by the Board of Managers or by the appointing officer. Any two or more offices may be held by the same person, and no officer except the Chairman of the Board need be a manager.

3.2.2 Appointment and Term. An officer shall hold office until his or her successor shall have been appointed or his or her earlier death, resignation or removal. All officers, however appointed, may be removed with or without cause by the Board of Managers, and any officer appointed by another officer may also be removed by the appointing officer with or without cause. The Chief Executive Officer and the President shall have the power to suspend from office for cause any officer appointed by the Board of Managers, if such suspension is promptly declared in writing to the Board of Managers.

3.2.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Board of Managers and the Member and perform such other duties and have such other powers as the Board of Managers shall designate from time to time. In the absence of the Chairman of the Board, the Board of Managers may designate an individual to preside over any meeting of the Board of Managers or the Member.

3.2.4 Chief Executive Officer. The Chief Executive Officer shall be subject to the control of the Board of Managers and shall generally supervise and control all of the business and affairs of the Company. The Chief Executive Officer will have any other authority and shall perform any other duties that the Board of Managers may delegate to him or her from time to time.

3.2.5 President. The President shall be the chief operating officer of the Company and shall be subject to the general supervision, direction, and control of the Chief Executive Officer, unless the Board of Managers provides otherwise. The President shall see that all orders and resolutions of the Board of Managers are carried into effect. The President will have any other authority and shall perform any other duties that the Board of Managers may delegate to him or her from time to time.

3.2.6 Vice Presidents. In the case of absence or disability of the Chief Executive Officer and the President, or at the direction of the President, the Vice President, if any, will have the authority and shall perform the duties of the President. If the Company has more than one Vice President, the Vice President, in order of the length of service as such, unless otherwise determined by the Board of Managers, shall act in lieu of the President. A Vice President shall have any other authority and shall perform any other duties that the Board of Managers or the Chief Executive Officer or President may delegate to him or her from time to time.

3.2.7 Secretary. The Secretary shall: (i) keep the minutes of the meetings of the Board of Managers; (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by the Delaware Act; (iii) maintain and authenticate the records of the Company; (iv) serve as custodian of the seal, if any, of the Company and see that any such seal is affixed to all documents for which execution on behalf of the Company under seal is duly authorized; and (v) attest to the signature or certify the incumbency or signature of any officer of the Company. The Secretary will have any other authority and shall perform any other duties that the Board of Managers or the Chief Executive Officer or President may delegate to him or her from time to time. In the case of absence or disability of the Secretary, or at the direction of the Chief Executive Officer or President, any Assistant Secretary will have the authority and may perform the duties of the Secretary.

3.2.8 Treasurer. The Treasurer shall: (i) have charge and custody of and be responsible for all funds and securities of the Company; receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such depositories as shall be selected in accordance with the provisions of this Agreement; (ii) maintain appropriate accounting records; (iii) prepare, or cause to be prepared, annual financial statements of the Company that include a balance sheet as of the end of the fiscal year and an income and cash flow statement for that year. The Treasurer will have any other authority and shall perform any other duties that the Board of Managers or the Chief Executive Officer or President may delegate to him or her from time to time. In the case of absence or disability of the Treasurer, or at the direction of the Chief Executive Officer or President, any Assistant Treasurer will have the authority and may perform the duties of the Treasurer.

3.2.9 Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Chief Executive Officer, the President or the Secretary, and such resignation shall be deemed to be effective upon receipt of the notice or at such later time as is stated in the notice. Unless otherwise specified in the notice, acceptance of the notice shall not be required to make any such resignation effective.

3.2.10 Contracts, Checks and Drafts. Except as otherwise required by this Agreement, by a resolution of the Board of Managers or by the Delaware Act, any contracts, deeds, leases, bonds or other similar instruments to be made or executed by or on behalf of the Company may be executed and delivered by the Chief Executive Officer, the President, any Vice President, the Secretary or the Treasurer or by any such other officer(s) of the Company as the

Board of Managers may from time to time direct. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Company shall be signed by the Chief Executive Officer, the President, any Vice President or the Treasurer or by such other officer(s) or agent(s) of the Company and in such other manner as the Board of Managers may from time to time determine. Subject to any restrictions imposed by the Board of Managers, the Chief Executive Officer or the President may delegate contractual powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

3.2.11 Voting Securities Owned by the Company. Unless otherwise directed by the Board of Managers, the Chief Executive Officer, the President, any Vice President or the Secretary shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of the stockholders or members of, or with respect to any action of the stockholders or members of, any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers that the Company may possess by reason of its ownership of securities in such other entity. Any person authorized to vote securities shall have the power to appoint proxies with general power of substitution.

4. INDEMNIFICATION OF THE MEMBER, MANAGERS AND OFFICERS.

4.1 Right to Indemnification. The Company shall indemnify each person or entity who was or is made a party or is threatened to be made a party to or is otherwise involved in any formal or informal, threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he, she or it is or was a member, manager or officer of the Company or, while a member, manager or officer of the Company, is or was serving at the request of the Company as a manager, officer, member, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), where the basis of such Proceeding is alleged action in an official capacity as a manager, officer, member, manager, partner, trustee, employee or agent, to the fullest extent authorized by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection with such Proceeding, and such indemnification shall continue as to an Indemnitee who has ceased to be a manager, officer, member, manager, partner, trustee, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 4.3 hereof with respect to Proceedings to enforce rights to indemnification, the Company shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board of Managers. The Company may, by resolution of the Board of Managers, provide indemnification and Advancement of Expenses (as defined in Section 4.2) to employees and agents of the Company with the same scope and effect as the indemnification and advancement of expenses provided to members, managers and officers in this Section 4.

4.2 Right to Advancement of Expenses. Expenses (including attorneys’ fees, costs and charges) incurred by an Indemnitee in defending a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding (hereinafter an “Advancement of Expenses”); provided, however, that, if the Delaware Act requires, an Advancement of Expenses incurred by an Indemnitee in his, her or its capacity as a member, manager or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 4.2 or otherwise.

4.3 Right of Indemnitee to Bring Suit. The rights to indemnification and to the Advancement of Expenses conferred in Section 4.1 and Section 4.2, respectively, shall be contract rights. If a claim under Section 4.1 or Section 4.2 is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to also be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware Act. Neither the failure of the Company (including the Board of Managers, its legal counsel, or the Member) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware Act, nor an actual determination by the Company (including the Board of Managers, its legal counsel, or the Member) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to the suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Company to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such Advancement of Expenses under this Section 4 or otherwise shall be on the Company.

4.4 Non-Exclusivity of Rights. The rights to indemnification and to the Advancement of Expenses conferred in this Section 4 shall not be exclusive of any other right that any person may have or hereafter acquire under the this Agreement, or any statute, agreement, vote of the Member or disinterested managers or otherwise.

4.5 Insurance. The Company may maintain insurance, at its expense, to protect itself and any manager, officer, member, manager, partner, trustee, employee or agent of the Company or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Act.

4.6 Other Sources of Indemnification. The Company’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a manager, officer, member, manager, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise shall be reduced by any amount such person has actually collected as indemnification or Advancement of Expenses from such other corporation, partnership, joint venture, trust or other enterprise.

5. DISTRIBUTIONS.

5.1 Distributions. Subject to applicable law, and except as provided in Section 7 relating to the dissolution of the Company, the Company shall make distributions at such times as determined by the Board of Managers.

6. BOOKS AND RECORDS.

6.1 Availability. At all times during the existence of the Company, the Board of Managers (or the Secretary if one is appointed) shall keep or cause to be kept complete and accurate books and records appropriate and adequate for the Company’s business. Such books and records, whether financial, operational or otherwise and including a copy of this Agreement and any amendments, shall at all times be maintained at the principal place of business of the Company. Except as stated in this Section 6.1, the provisions of the Delaware Act relating to maintenance of books and records shall not apply.

6.2 Accounting Period. The accounting period of the Company shall be the fiscal year ending March 31.

6.3 Tax Returns. The Board of Managers, the Chief Executive Officer, the President or the Treasurer shall cause an accountant to prepare all tax returns that the Company is required to file, if any, and shall file with the appropriate taxing authorities all such returns in a manner required for the Company to be in compliance with any law governing the timely filing of such returns.

7. DISSOLUTION.

7.1 Events Causing Dissolution. The Company shall be dissolved and its affairs wound up only upon the following:

(a) the written consent of the Member; or

(b) at any time there are no members, unless, within a ninety (90) day period, the personal representative of the last remaining member agrees in writing to the continuation of the Company and to the admission of the personal representative, or a designee, as a member of the Company; or

(c) upon entry of a decree of judicial dissolution.

7.2 Liquidation of Property and Application of Proceeds.

(a) Winding Up. Upon the dissolution of the Company, the Board of Managers shall wind up the Company’s affairs in accordance with the Delaware Act. In winding up the affairs of the Company, the Board of Managers is authorized to take any and all actions contemplated by the Delaware Act as permissible, including, without limitation:

(i) prosecuting and defending suits, whether civil, criminal, or administrative;

(ii) settling and closing the Company’s business;

(iii) liquidating and reducing to cash the property as promptly as is consistent with obtaining its fair value;

(iv) discharging or making reasonable provision for the Company’s liabilities; and

(v) distributing the proceeds of liquidation and any undisposed property.

(b) Distribution of Proceeds. Upon the winding up of the Company, the Board of Managers shall distribute the proceeds and undisposed property as follows:

(i) to creditors, including the Member if the Member is a creditor (to the extent and in the order of priority provided by law) in satisfaction of liabilities of the Company, whether by payment or the making of reasonable provisions for payment thereof; and

(ii) thereafter, to the Member.

8. MISCELLANEOUS.

8.1 Amendment. This Agreement may only be amended by a writing signed by the Company and the Member.

8.2 Severability. In the event of the invalidity of any provision of this Agreement, such provision is deemed stricken from this Agreement, which will continue in full force and effect as if the offending provision were never a part of this Agreement.

8.3 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that all the terms and provisions of this Agreement are construed under and governed by the laws of the State of Delaware.

8.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

8.5 Captions. Captions and headings contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

8.6 Person and Gender. The masculine gender includes the feminine and neuter genders and the singular includes the plural.

8.7 Benefits and Burdens. The terms and provisions of this Agreement are binding upon, and inure to the benefit of, the successors, assigns, personal representatives, estates, heirs and legatees of the Member.

8.8 Third Party Beneficiaries. Nothing in this Agreement, including provisions respecting indemnification of the managers and officers, is intended, nor shall it be construed, to be for the benefit or enforceable by any third party.

[Signatures on following page]

IN WITNESS WHEREOF, the Member and the Company have executed this Agreement as of the date first above written.

MEMBER:

PSS WORLD MEDICAL, INC.

By:	/s/ David Bronson
Name:	David Bronson
Title:	EVP & CFO

THE COMPANY:

PROJECT I ACQUISITION SUB, LLC

By:	/s/ Andrew E. Behrends
Name:	Andrew E. Behrends
Title:	SVP, Corporate Controller

[Signature Page to Limited Liability Company Operating Agreement]

Exhibit A

Member

Name	Units	Ownership Percentage
PSS World Medical, Inc.	100	100%